SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NOVABAY PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Exhibit 99.1

We’re still waiting for you…

Dear Fellow Stockholder,

I am writing to request your proxy voting support at NovaBay’s Special Stockholders Meeting, which has been adjourned and will reconvene on Friday, January 14, 2022. Our records indicate that the shares you held, as of the October 25, 2021 proxy voting record date, remain unvoted.

There is one remaining agenda item that is being considered and voted upon when the Special Meeting reconvenes, which is a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Approval of this proposal requires approval from 50% of NovaBay’s total outstanding shares. An unvoted share, such as yours, has the same practical impact as a vote against this important proposal. Even if you have sold some or all of your shares since the October 25th record date, you remain eligible to vote, and your proxy support is greatly appreciated.

Accordingly, we request your proxy support to secure stockholder approval of this remaining proposal, as the additional authorized shares of Common Stock relate to our recent $15 million private financing in support of the DERMAdoctor acquisition, which is further detailed in the definitive Proxy Statement that was made available to stockholders. While the financing transaction had a dilutive impact upon stockholders’ equity, our Board of Directors and management view the DERMAdoctor acquisition to have immediately created intrinsic stockholder value and plan to aggressively grow this business, for the long-term benefit of all NovaBay stockholders.

In order to vote your shares, we have provided a convenient means for you to vote by phone, internet, or even by a simple email or text reply in some instances. Proxy voting instructions, by phone or internet, are enclosed with this letter, for your ease of reference.

If you have any procedural questions about how to vote your shares, please do not hesitate to call our proxy solicitation agent, toll- free at 855-643-7304.

NovaBay’s Board of Directors and I have greatly appreciated the substantial level of stockholder support we have received to date, with more than 83% of the voted shares as of the initially scheduled December 17th special meeting date, voted in support of the proposal.

If you have any questions about either this proposal, or NovaBay’s strategic plan for growth from the DERMAdoctor acquisition, please contact me personally at jhall@novabay.com.

I urge you to take the time to vote your shares today. Thank you in advance for your support.

Sincerely,

Justin M. Hall, CEO

NovaBay Pharmaceuticals, Inc.

Important Information

In connection with the solicitation of proxies, on November 12, 2021, NovaBay filed a definitive proxy statement (“Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with NovaBay’s Special Meeting of Stockholders held on December 17, 2021, which has been adjourned until January 14, 2022. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY NOVABAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT

INFORMATION. The Proxy Statement and any other materials filed by NovaBay with the SEC can be obtained free of charge at the

SEC’s web site at www.sec.gov.